Exhibit 99.1

Date:	January 28, 2010	NEWS RELEASE

For Release:	IMMEDIATELY
Hubbell Incorporated 584 Derby-Milford Road P. O. Box 549 Orange, CT 06477 203-799-4100

Contact:	William R. Sperry
HUBBELL REPORTS FOURTH QUARTER AND
FULL YEAR RESULTS; FOURTH QUARTER NET SALES OF
$591.9 MILLION, EARNINGS OF $0.84 PER DILUTED SHARE
ORANGE, CT. (January 28, 2010) — Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the fourth quarter ended December 31, 2009. Reported results include the recent acquisition of Burndy which was completed at the beginning of the fourth quarter. Net sales in the fourth quarter of 2009 were $591.9 million, a decrease of 9% compared to the $652.1 million reported in the fourth quarter of 2008. Operating income in the fourth quarter of 2009 was $79.5 million, or 13.4% of net sales, compared with $72.4, or 11.1% of net sales, for the comparable period of 2008. Net income in the fourth quarter of 2009 was $49.6 million, an increase of 7% compared to $46.3 million reported in 2008. Earnings per diluted share in the fourth quarter of 2009 were $0.84 compared to the $0.82 reported in 2008. Free cash flow (defined as cash flow from operations less capital expenditures) was $90.5 million in the fourth quarter of 2009, 31% above the $68.9 million reported in the comparable period of 2008.
Net sales for the full year 2009 were $2,355.6 million, a decrease of 13% compared to 2008. Operating income was $294.7 million, or 12.5% of net sales, compared to $346.0 million, or 12.8% of net sales, for the comparable period of 2008. Net income for the full year 2009 was $180.1 million, a decrease of 19% compared to the $222.7 million reported in 2008. Earnings
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per diluted share were $3.15, or 20% below the $3.93 reported in 2008. Free cash flow in 2009 was $368.3 million, 37% above the $269.8 million reported in 2008.
OPERATIONS REVIEW
Timothy H. Powers, Chairman, President, and Chief Executive Officer, said “Our fourth quarter performance reflects excellent results in continued weak market conditions. Despite weaker end market demand, our ongoing efforts in productivity as well as lower commodity costs and favorable inventory adjustments benefitted operating profit margin. Net sales in the quarter declined 9%, with acquisitions contributing 8% to the quarter. Despite the lower sales, operating margin increased by 230 basis points when compared to the fourth quarter of 2008. In addition, we generated strong free cash flow; 1.8 times net income.
“The Burndy acquisition continues to be very well received in the marketplace and the integration is progressing nicely. Burndy contributed approximately 7% to net sales with modest operating profit contribution net of accounting adjustments associated with acquisitions. During the fourth quarter, we issued approximately 3 million shares of Class B common stock resulting in net proceeds of $122 million which were used for general corporate purposes including the repayment of $66 million of our commercial paper borrowings that were issued in conjunction with the acquisition. The equity offering has allowed us to maintain our strong financial position in these challenging times giving us the flexibility to make strategic growth investments in the future. The net impact of Burndy income and share dilution related to the equity offering had an immaterial impact to earnings per diluted share in the fourth quarter of 2009.
“During the fourth quarter, weak market trends continued as expected. In our Electrical segment, the U.S. non-residential construction market continues to experience significantly lower
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construction spending and tighter credit markets for commercial projects. The industrial maintenance and repair markets appear to be turning up from historically low levels as capacity utilization rates have started to increase. The residential market continued to show signs of bottoming, aided by the federal tax credit for first time homeowners which has increased demand. In our Power segment, demand was lower for our products due to restrained capital spending by utility companies as electricity usage declined.”
Mr. Powers added “In reviewing the full year results, I am proud of our performance given the difficult economic environment we faced beginning in the fourth quarter of 2008. Our response to the slowdown was swift and decisive; to more appropriately meet the lower demand, we reduced employment levels, consolidated facilities and rapidly reduced inventory levels. In addition, our productivity initiatives continued to add to operating margin, and lower commodity costs also contributed. These efforts resulted in operating margin in 2009 declining by only 30 basis points despite a 13% drop in net sales. We also generated record free cash flow of $368 million; two times net income. While we faced many challenges during the year, we continued to maintain momentum through the acquisition of Burndy, the largest investment in our history and by issuing equity to support the future growth of the company.”
SEGMENT REVIEW
The comments and year-over-year percentages in this segment review are based on fourth quarter results in 2009 and 2008.
Electrical segment net sales decreased 5% year-over-year with continued broad based weakness partially offset by acquisitions and favorable foreign currency translation. The acquisition of Burndy in the fourth quarter of 2009 and Varon in December of 2008 contributed 12% to net
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sales in the fourth quarter of 2009 while foreign currency translation increased sales by approximately 2%. Compared to the fourth quarter of 2008, operating income increased 19% to $53.3 million, or 12.2% of net sales. The increase in profitability and margin was primarily due to productivity improvements, including benefits associated with streamlining actions, lower commodity costs and favorable inventory adjustments. The profitability improvement was broad based with both electrical systems and lighting reporting higher operating margin.
Hubbell’s Power segment reported a 20% decrease in net sales compared to the fourth quarter of 2008 due to weaker underlying demand for both distribution and transmission products. Operating income decreased 5% to $26.2 million compared to $27.7 million reported in the fourth quarter of 2008. Operating margin improved to 16.8% in the fourth quarter of 2009 compared to 14.3% in the fourth quarter of 2008. The increase in operating margin was principally due to the benefits of commodity cost decreases, favorable inventory adjustments and productivity improvements partially offset by lower volume.
SUMMARY & OUTLOOK
Mr. Powers commented “Turning to 2010, our outlook is in line with our last earnings call in October. We expect our largest market, non-residential construction, to decline by approximately 20%. Construction activity is expected to decline on the heels of sharply lower construction starts throughout the past year and a half. The utility market for transmission and distribution products is expected to grow modestly. The growth should be driven by the build out of new transmission lines from alternative energy sources such as wind, infrastructure spending to upgrade and modernize the grid that is supported by stimulus spending and a housing recovery. The industrial markets are likely to improve from severely depressed levels in 2009; we are beginning to see early signs of this with the latest data including capacity utilization data trending upward. The residential market is expected to improve from historically low levels but
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we remain cautious about the magnitude of the recovery being forecasted. When you combine all of these end market outlooks with the full year impact of Burndy we would expect to have approximately the same level of sales in 2010 as 2009.”
Mr. Powers concluded “While we expect another year of lower organic sales, I am confident the organization will continue to favorably respond to those challenges. We will focus on the same areas as the past several years including maximizing productivity initiatives such as plant rationalization, improving freight and logistics costs and better optimization of sourcing to improve margin. We have also positioned the Company through our strong free cash flow generation supplemented by raising capital through issuing equity, to pursue opportunistic acquisitions. From a profitability perspective, we will continue to closely manage the cost price equation but anticipate a challenging pricing environment and volatility in commodity costs. In addition, we expect our 2010 tax rate to increase to approximately 32.5% percent due to a higher mix of domestic income and the absence of certain one time tax items. While the near-term outlook for our markets is expected to remain a challenge, several areas should provide growth in the coming years. The demand for more energy efficient buildings continues to increase and we have numerous applications to meet those needs. This includes a broad line of LED products, relighting of existing structures and building automation products to help companies save money and conserve energy. On the power side of the business, opportunities exist with the modernization of the grid and our products are enablers to this effort. These exciting growth areas are expected to continue well into the future and we have the people, products and know how to fully participate in that growth.”
Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are
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forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated,” “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated benefit from the recently enacted energy related stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the ongoing business information system initiative and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings. Any such forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements.
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Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2009 revenues of $2.4 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Orange, CT.
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(Financial Schedules are Attached.)

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(in millions, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net Sales	$591.9	$652.1	$2,355.6	$2,704.4
Cost of goods sold	400.1	466.2	1,629.7	1,901.0

Gross Profit	191.8	185.9	725.9	803.4
Selling and administrative expenses	112.3	113.5	431.2	457.4

Total Operating Income	79.5	72.4	294.7	346.0
Operating income as of % of Net Sales	13.4%	11.1%	12.5%	12.8%
Interest expense, net	(7.6)	(7.7)	(30.6)	(24.6)
Other income (expense), net	(1.8)	(0.1)	(2.5)	(3.0)

Income Before Income Taxes	70.1	64.6	261.6	318.4
Provision for income taxes	20.0	17.8	80.3	95.2

Net income	$50.1	$46.8	$181.3	$223.2
Less: Net income attributable to Noncontrolling interest	0.5	0.5	1.2	0.5

Net income attributable to Hubbell	$49.6	$46.3	$180.1	$222.7

Earnings Per Share:
Basic	$0.85	$0.83	$3.16	$3.96
Diluted	$0.84	$0.82	$3.15	$3.93

Average Shares Outstanding:
Basic	58.6	56.2	57.0	56.3
Diluted	58.9	56.4	57.2	56.7
NOTE: Retrospective application of FASB ASC 260-10-45-61A “Earnings Per Share”, effective January 1, 2009, resulted in a $0.01 decrease to both basic and diluted earnings per share for the year ended December 31, 2008.

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(in millions)
(Unaudited)

	December 31, 2009	December 31, 2008
ASSETS

Cash and cash equivalents	$258.5	$178.2
Accounts receivable, net	310.1	357.0
Inventories, net	263.5	335.2
Deferred taxes and other	85.6	48.7

TOTAL CURRENT ASSETS	917.7	919.1

Property, plant and equipment, net	372.2	349.1
Investments	28.1	35.1
Goodwill	741.2	584.6
Intangible assets and other	406.0	227.6

TOTAL ASSETS	$2,465.2	$2,115.5

LIABILITIES AND EQUITY

Accounts payable	$130.8	$168.3
Accrued salaries, wages and employee benefits	62.8	61.5
Accrued insurance	49.3	46.3
Dividends payable	20.9	19.7
Other accrued liabilities	154.1	129.2

TOTAL CURRENT LIABILITIES	417.9	425.0

Long-term debt	497.2	497.4
Other non-current liabilities	248.1	182.0

TOTAL LIABILITIES	1,163.2	1,104.4

Hubbell Shareholders’ Equity	1,298.2	1,008.1
Noncontrolling Interest	3.8	3.0

TOTAL EQUITY	1,302.0	1,011.1

TOTAL LIABILITIES AND EQUITY	$2,465.2	$2,115.5

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(in millions)
(Unaudited)

	Year Ended
	December 31
	2009	2008
Cash Flows From Operating Activities
Net Income attributable to Hubbell	$180.1	$222.7
Depreciation and amortization	70.6	63.1
Stock-based compensation expense	10.3	12.5
Deferred income taxes	37.2	0.7
Changes in working capital	126.9	22.1
Contributions to defined benefit pension plans	(27.4)	(11.2)
Other, net	—	9.3

Net cash provided by operating activities	397.7	319.2

Cash Flows From Investing Activities
Capital expenditures	(29.4)	(49.4)
Acquisition of businesses, net of cash acquired	(355.8)	(267.4)
Net change in investments	9.5	4.2
Other, net	2.6	6.2

Net cash used in investing activities	(373.1)	(306.4)

Cash Flows From Financing Activities
Proceeds from stock issuance, net	122.0	—
Repayment of debt	—	(36.7)
Issuance of long term debt, net	—	295.0
Payment of dividends	(78.9)	(76.9)
Acquisition of common shares	—	(96.6)
Proceeds from exercise of stock options	5.7	8.1
Other, net	1.0	0.8

Net cash provided by financing activities	49.8	93.7

Effect of foreign exchange rate changes on cash and cash equivalents	5.9	(5.8)

Increase in cash and cash equivalents	80.3	100.7
Cash and cash equivalents
Beginning of period	178.2	77.5

End of period	$258.5	$178.2

HUBBELL INCORPORATED
Segment Information
(in millions)
(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2009	2008	2009	2008
Net Sales
Electrical	$436.4	$458.2	$1,650.1	$1,958.2
Power	155.5	193.9	705.5	746.2

Total Net Sales	$591.9	$652.1	$2,355.6	$2,704.4

Operating Income
Electrical	$53.3	$44.7	$163.7	$227.3
Power	26.2	27.7	131.0	118.7

Total Operating Income	$79.5	$72.4	$294.7	$346.0

Operating Income as a % of Net Sales
Electrical	12.2%	9.8%	9.9%	11.6%
Power	16.8%	14.3%	18.6%	15.9%
Total	13.4%	11.1%	12.5%	12.8%

HUBBELL INCORPORATED
Reconciliation of Non-GAAP Financial Measures
(in millions)
(Unaudited)
Ratios of Debt-to-Total Capital and Net Debt-to-Total Capital

	December 31,	December 31,
	2009	2008
Total Debt	$497.2	$497.4
Total Hubbell Shareholders’ Equity	1,298.2	1,008.1

Total Capitalization	$1,795.4	$1,505.5

Total Debt-to-Total Capitalization ratio	28%	33%

Total Debt	$497.2	$497.4
Less: Cash and cash equivalents	(258.5)	(178.2)
Investments	(28.1)	(35.1)

Net Debt	$210.6	$284.1

Net Debt-to-Total Capitalization ratio	12%	19%
Note: Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage as a gauge for evaluating the company’s ability to meet its funding needs.
Free Cash Flow Reconciliation

	Year Ended December 31,
	2009	2008
Net cash provided by operating activities	$397.7	$319.2
Less: Capital Expenditures	(29.4)	(49.4)

Free cash flow	$368.3	$269.8

Note: Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and strengthening the balance sheet.